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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or

               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

 Skiles                              David                W.
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   (Last)                           (First)             (Middle)

                       1301 S.E. Port St. Lucie Boulevard
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                                    (Street)

Port St. Lucie                      Florida              34952
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

                               FPB Bancorp, Inc.
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

                                     07/02
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5.   If Amendment, Date of Original (Month/Year)

                                      N/A
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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

                     President and Chief Executive Officer
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7.   Individual or Joint/Group Filing (Check Applicable Line)

     _X_ Form filed by One Reporting Person

     ___ Form filed by More than One Reporting Person

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

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================



                                                                                                        6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                            3.           Disposed of (D)                 Securities     Form:     7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
                              (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock                 07/16/02       P                1,000       A     $9.50      1,000          I         IRA
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Common Stock                 07/17/02       P                9,000       A     $9.50     19,059          D
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

*   If the Form is filed by more  than one  Reporting  Person,  see  Instruction
    4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                         (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying              ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities                 Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4) 8.        ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ---------------- Price     Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount of        at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or     Deriv-    of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number ative     Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of     Secur-    (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares ity       4)        4)       4)
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
Options             $10.00                                   Var.     07/28/09 Common    11,000           11,000    D
                                                                               stock
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
Explanation of Responses:





/s/ David W. Skiles                                             10/01/02
--------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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